UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 25, 2012
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On October 25, 2012, TOR Minerals International, Inc. (the "Company") announced its financial results for the third quarter ended Septembe4r 30, 2012.  Highlights for the third quarter of 2012 as compared to the third quarter of 2011 included:

  3Q12 sales increased 75 percent to $19.9 million
  3Q12 diluted net income increased 69 percent to $1.8 million
  3Q12 diluted EPS: $0.53 versus 3Q11 diluted EPS: $0.33
  Tangible Book Value as of Sept. 30, 2012 was $11.69 per share, versus $9.11 last year
Revenue by Product Group (in 000's)	3Q12	3Q11	% Change
TiO2 Pigments	$13,399	$5,694	135%
Specialty Aluminas	4,581	4,439	3%
Other	1,934	1,268	53%
Total	$19,914	$11,401	75%

Net sales increased 75 percent during the third quarter of 2012 due to increases in all three of the Company's primary product categories. Titanium dioxide (TiO2) pigments sales, which include HITOX®, TIOPREM® and synthetic rutile (SR) products, were positively affected by $8.8 million of SR sales and increased average selling prices.  These factors were more than enough to offset a decline in HITOX volumes, and as a result, TiO2 pigments sales increased 135 percent to $13.4 million.  Sales of specialty alumina, which include the ALUPREM®, HALTEX® and OPTILOAD® product groups, increased 3 percent during the third quarter of 2012.  The increase in alumina sales was due primarily to an increase in sales volume to a significant U.S. customer, which was partially offset by a decrease in European sales volume.

Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "We posted our 8th consecutive quarter of year-over-year improvement in revenue and earnings.  A focus on delivering unique value-added products along with the geographic, product, customer and end-market diversification of our business, has allowed us to overcome the effects of a weak and uncertain global economy and produce another record quarter."

Margin Table	3Q12	3Q11	Change
Gross Margin	19.3%	20.8%	- 150 basis points
Operating Margin	12.7%	10.6%	+ 210 basis points
Net Margin	9.2%	9.4%	- 20 basis points

During the third quarter of 2012, gross margin decreased by 150 basis points to 19.3 percent primarily due to a shift in the mix of revenue, which included a larger portion of relatively lower margin SR sales.  Operating income increased to $2.5 million, or 12.7 percent of sales, compared to operating income of $1.2 million, or 10.6 percent of sales, reported during the same period a year ago.  During the third quarter, diluted net income available to common shareholders was a record $1.8 million, an increase of 69 percent as compared to $1.1 million in the same period a year ago.  As a percentage of sales, net income declined 20 basis points, primarily related to the increase in the effective tax rate from 5 percent to 22 percent.

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"We've made incremental investments in our SR plant this year, which are delivering 5 percent to 7 percent improvement in yields and lowering our production costs.  We expect the efficiencies gained from these investments along with increased utilization of our facilities to provide a significant offset to increasing cost pressures from raw materials and rising energy prices," said Dr. Karasch.

"We expect that our TiO2 pigment customers will continue to reduce inventories to levels more closely aligned with near-term demand, and as a result this product group is likely to experience flat to down year-over-year comparisons over the next couple of quarters.  While near-term volumes and pricing may be affected by economic weakness and uncertainty, we believe the long-term demand and supply characteristics in the TiO2 business will continue to create growth attractive opportunities for TOR Minerals, as customers increasingly discover the value-added attributes of substituting our HITOX® and TIOPREM® products for commodity TiO2. Offsetting these near-term pressures, we expect our specialty alumina and other revenue categories, which make up more than 50 percent of our historic revenue mix, to continue to show growth.  We are also optimistic that beginning next year we will see recurring sales of SR to third parties.  Overall, our goal is to continue to deliver on our targeted growth of 15 percent to 20 percent over the next three to five years," concluded Dr. Karasch.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated October 25, 2012, announcing the Company's third quarter 2012 financial results
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: October 29, 2012	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated October 25, 2012, announcing the Company's third quarter 2012 financial results
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